Ex-Filing Fees

CALCULATION OF FILING FEE TABLES

S-8

Nayax Ltd.

Table 1: Newly Registered Securities

Security Type	Security Class Title	Notes	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee

Equity	Ordinary shares, par value ILS 0.001 per share, reserved for issuance under the Nayax Ltd. 2026 Employee Stock Purchase Plan	(1)	Other	200,000	$74.01	$14,802,000.00	0.0001381	$2,044.16

Total Offering Amounts:						$14,802,000.00		2,044.16
Total Fee Offsets:								0.00
Net Fee Due:								$2,044.16

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Offering Note(s)

(1)	Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover any additional ordinary shares which become issuable under the Nayax Ltd. 2026 Employee Stock Purchase Plan by reason of any stock dividend, stock split, recapitalization or any other similar transaction effected without the receipt of consideration which results in an increase in the number of our outstanding ordinary shares. Pursuant to Rule 416(c) under the Securities Act, this Registration Statement shall also cover an indeterminate amount of interests to be offered or sold pursuant to the employee benefit plans described herein.

Maximum aggregate offering price and amount of registration fee are rounded up to the nearest whole cent.

Maximum aggregate offering price is estimated solely for the purpose of determining the registration fee pursuant to Rule 457(h) and Rule 457(c) under the Securities Act, based upon the average of the high and low sales prices for the ordinary shares as quoted on the Nasdaq Global Select Market on May 27, 2026 of $74.01 per share.